                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                          FROM
                                                                                      COMMENCEMENT
                                                                         FOR THE           OF
                         SEVEN       FIVE                              PERIOD FROM      OPERATIONS                         NINE
                        MONTHS      MONTHS                              JANUARY 1,    (ON AUGUST 20,       YEAR           MONTHS
                         ENDED       ENDED          YEAR ENDED           1999 TO         1999) TO          ENDED           ENDED
                       JULY 31,   DECEMBER 31,      DECEMBER 31,        AUGUST 19,     DECEMBER 31,     DECEMBER 31,   SEPTEMBER 30,
                         1996        1996         1997        1998         1999            1999            2000            2001
                       --------   ------------   ------      ------    ------------   --------------    ------------   -------------
Earnings
  Income from
   continuing
   operations           20,174      6,887        18,005      12,534      14,703            6,272           15,582         12,206

     Add
       Fixed Charges       214        139           410         559         367            6,161           17,447         14,020
       Amortization of
         capitalized
         interest           --         --            --          --          --               --               --             17

     Less
       Capitalized
         interest           --         --            --          --          --               --              414            235
                        ------      -----        ------      ------      ------           ------           ------         ------
       Total            20,388      7,026        18,415      13,093      15,070           12,433           32,615         26,008
                        ======      =====        ======      ======      ======           ======           ======         ======


Fixed Charges
  Interest expense          --         --            --          --          (2)           5,678           15,985         12,314
  Capitalized interest      --         --            --          --          --               --              414            235
  Amortization of
    debt discount           --         --            29         169         102                5               --             --
  Amortization of
    debt costs              --         --            --          --          --              206              578            430
  Interest element
    of rentals             214        139           381         390         165              267              470          1,041
                        ------      -----        ------      ------      ------           ------           ------         ------
       Total               214        139           410         559         265            6,156           17,447         14,020
                        ======      =====        ======      ======      ======           ======           ======         ======
         Ratio           95.27      50.55         44.91       23.42       56.87             2.02             1.87           1.86
                        ======      =====        ======      ======      ======           ======           ======         ======

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